EXHIBIT 99.1

        IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                   IN AND FOR NEW CASTLE COUNTY



IN RE LIN BROADCASTING CORPORATION )   Consolidated
SHAREHOLDERS LITIGATION            )   C.A. No. 14039



                     ORDER AND FINAL JUDGMENT



          On the 15th day of September, 1995, a hearing having
been held before this Court to determine whether the terms of the Stipulation of Settlement dated July 27, 1995 (the
"Stipulation"), and the terms and conditions of the settlement proposed in the Stipulation (the "Settlement"), and all transactions referred to therein or preparatory or incident
thereto, are fair, reasonable and adequate for the settlement of all claims asserted herein; and whether judgment should be
entered in this civil action (the "Delaware Action") dismissing the Delaware Action on the merits with prejudice as against all of the plaintiffs and all members of the Settlement Class
certified in this Court's Order dated July 28, 1995; and the
Court having considered all matters submitted to it at the
hearing and otherwise;
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          NOW, THEREFORE, IT IS HEREBY ORDERED THAT:
          1. The Notice and Summary Notice (as defined in paragraph 8(b) of the Stipulation), are hereby determined to be the best practicable notice under the circumstances and in full compliance with Rule 23 of the Court of Chancery and the requirements of due process.
          2. The Delaware Action shall be maintained and proceed as a consolidated class action with the named plaintiffs in the Delaware Action as class representatives, pursuant to Court of Chancery Rules 23(a) and 23(b)(1) and 23(b)(2), on behalf of all record holders and beneficial owners of the common stock of LIN Broadcasting Corp. ("LIN") at any time on or after January 1, 1995 up to and including the Effective Time of the Merger, including those who have sold their LIN stock and thus no longer are current LIN shareholders (the "Settlement Class"). Excluded from the Settlement Class are the defendants herein, members of the immediate family of each of the Individual
Defendants and LIN Independent Directors, any person, firm, trust, corporation, officer, director or other individual or entity in which any defendant has a controlling interest or which is related to or affiliated with any of the defendants and the legal representatives, heirs, successors in interest or assigns of any such excluded party. The Court determines, for purposes of the Settlement only, that the requirements of Court of Chancery Rules 23(a) and 23(b)(1) and 23(b)(2) have been satisfied.
          3. The Stipulation and Settlement are approved as fair, reasonable and adequate and in the best interests of the plaintiffs and the Settlement Class, and the parties are directed to consummate the Settlement in accordance with the terms and provisions of the Stipulation.
          4. (a) The Delaware Action is hereby dismissed with prejudice on the merits as to all defendants in the Delaware
Action (regardless of whether any such defendant has been served or entered an appearance in any of the Delaware Actions), any of the past or present officers, directors, stockholders, employees, agents, attorneys, investment bankers, commercial bankers, insurers, reinsurers, compensation consultants, accountants, representatives, affiliates or subsidiaries of AT&T, McCaw, LIN, MMM, Merger Sub, Morgan Stanley, Wasserstein Perella, Bear
Stearns, Lehman Brothers, the Individual Defendants and the LIN Independent Directors, each of AT&T, McCaw, LIN, MMM, Merger Sub, Morgan Stanley, Wasserstein Perella, Bear Stearns, Lehman
Brothers, the Individual Defendants and the LIN Independent
Directors themselves, and any of the heirs, executors, personal representatives, trustees, beneficiaries, estates, administrators, successors or assigns of any of the foregoing (collectively, the "Released Persons"), as against plaintiffs and all members of the Settlement Class and their successors and assigns, whether known or unknown, whether directly or in any other capacity, without costs except as provided in the Stipulation, such dismissal to be subject only to compliance by the parties with the terms and conditions of the Stipulation and any Order of this Court with reference to the Stipulation.
          (b) All claims, rights and causes of action (state or federal, including but not limited to claims arising under the federal securities laws, any rules or regulations promulgated thereunder, or otherwise), whether known or unknown that are, could have been or might in the future be asserted by any of the plaintiffs or any member of the Settlement Class, whether directly, derivatively, representatively or in any other capacity, against any of the Released Persons or against anyone else which have been, or could have been, asserted relating to the Original Merger, the Merger, the Original Merger Agreement, the Merger Agreement, the actions of the LIN Board of Directors and the LIN Independent Directors relating to the AT&T/McCaw
Merger, the PMVG, the proxy statement, the actions of the Board of Directors of AT&T, McCaw or LIN and the LIN Independent
Directors relating to the Original Merger, the Merger, the Original Merger Agreement or the Merger Agreement (except for compliance with the Settlement and rights of appraisal pursuant to D.G.C.L. Section 262), or any matters, transactions or occurrences referred to in the Complaints in the Delaware Action, or the fiduciary or disclosure obligations of any of the Released
Persons with respect to any of the foregoing (all of which are hereinafter collectively referred to as the "Settled Claims"), are hereby compromised, settled, released and discharged with prejudice by virtue of the proceedings herein and this Order and Final Judgment.
          5. All terms used herein shall have the same meaning as provided in the Stipulation of Settlement.
          6. Plaintiffs' attorneys of record herein are hereby awarded the sum of $9,000,000 in fees and expenses, in connection with the Delaware Action, which sums the Court finds to be fair and reasonable and which shall be paid to plaintiffs' attorneys according to the terms set forth in the Stipulation. Said sums shall accrue interest and be paid in accordance with paragraph 11 of the Stipulation. The Co-chairs of the Plaintiffs' Executive Committee shall have discretion to apportion the attorneys' fees and expenses among plaintiffs' counsel in such proportion as they deem to be fair and reasonable.





                                     /s/ William T. Allen
                                               Chancellor